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    ARCA           APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
INCORPORATED       7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000



FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
                                    Edward R. (Jack) Cameron (952) 930-9000
                                    Richard G. Cinquina, Equity Market Partners
                                    (612) 338-0810

                CALIFORNIA PUBLIC UTILITIES COMMISSION CONTRACTS
            WITH APPLIANCE RECYCLING CENTERS OF AMERICA, INC. (ARCA)
           TO PROVIDE EXPANDED RESIDENTIAL ENERGY CONSERVATION PROGRAM


JUNE 14, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced it has entered into a contract with the California Public Utilities Commission (CPUC) to operate a refrigerator/freezer/room air conditioner recycling program in San Diego and surrounding areas as well as a six-county region in California's Central Valley, including the cities of Fresno and Stockton. The Appliance Early Retirement and Recycling Program will be expanded to the seven-county Bay Area when the current Summer Initiative energy conservation program, which is also operated by ARCA, is fully subscribed this summer.

The CPUC has budgeted $14 million to fund the recycling program. The budget allocation includes $50 incentive payments to participants for refrigerators and freezers and $25 incentive payments for room air conditioners. Initial significant revenues from the new program are anticipated later in this year's second half. The program is a one-year contract through May 31, 2002.

The new program is modeled after the CPUC-mandated Summer Initiative energy conservation program but has been expanded to include room air conditioners. ARCA will market and advertise the program, take orders from consumers, pick up qualified appliances at their residences, recycle these appliances in an environmentally responsible manner, and process customer incentive payments.


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The Appliance Early Retirement and Recycling Program is expected to permanently remove from service approximately 70,000 operating inefficient refrigerators, freezers and room air conditioners. Administered by the CPUC and funded by recently enacted California legislation, this new energy conservation program is expected to reduce residential peak summer electricity demand by about 21 megawatts, the equivalent of a small power plant. The program will also reduce residential consumption of electricity by an estimated 105 million kilowatt hours (kWh) per year, or enough to meet the total electricity needs of about 15,000 households a year for five years.

Studies indicate that approximately 3.5 million spare working refrigerators and freezers are currently in use in California. These studies also estimate that without the early retirement program, consumers would likely continue operating these inefficient units for an additional five years. As a result of the new program, participating customers are expected to reduce their electric bills during this five-year period by approximately $80 million, calculated at a residential retail rate of $0.15/kWh. By comparison, this program costs less than $0.03/kWh.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We sincerely appreciate having this opportunity to work closely with the CPUC in helping address California's critical energy shortage and high electricity rates. Based on our previous work with Southern California Edison Company (SCE) and the Summer Initiative program, we believe the evidence is compelling that retiring working inefficient household appliances from service is a proven and cost-effective means for reducing residential energy demand and saving money for consumers. We view the CPUC's decision to contract with ARCA as an expression of confidence in these programs and our company."

The Summer Initiative program calls for the Company to recycle approximately 36,000 refrigerators and freezers in the service areas of Pacific Gas & Electric and San Diego Gas & Electric. Administered by SCE, this program has been fully subscribed in San Diego and is expected to be fully subscribed in the Bay Area during July. In addition, the Company is continuing to support a separate residential energy conservation program sponsored by SCE


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ABOUT ARCA

ARCA (www.arcainc.com) is one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. At the end of this year's second quarter, ApplianceSmart was operating two stores in the Minneapolis/St. Paul market; one in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles.

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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